Exhibit 4.2

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [•], 2017, is entered into by and among Ranger Energy Services, Inc., a Delaware corporation (the “Company”), Ranger Energy Holdings, LLC, a Delaware limited liability company (“Ranger Holdings I”), Ranger Energy Holdings II, LLC, a Delaware limited liability company (“Ranger Holdings II”), Torrent Energy Holdings, LLC, a Delaware limited liability company (“Torrent Holdings I”), Torrent Energy Holdings II, LLC, a Delaware limited liability company (“Torrent Holdings II”), CSL Energy Opportunities Fund II, L.P., a Delaware limited liability company (“CSL Opportunities II”), CSL Energy Holdings II, LLC, a Delaware limited liability company (“CSL Holdings II” and, together with Ranger Holdings I, Ranger Holdings II, Torrent Holdings I, Torrent Holdings II and CSL Opportunities II, the “CSL Stockholders”), and Bayou Well Holdings Company, LLC, a Delaware limited liability company (“Bayou” and, together with the CSL Stockholders, the “Principal Stockholders”).

WHEREAS, certain of the Principal Stockholders, certain other parties thereto and the Company have entered into that certain Master Reorganization Agreement, dated as of [•], 2017 (the “Master Reorganization Agreement”), pursuant to which, among other things, (i) Ranger Holdings I and Torrent Holdings I have contributed to RNGR Energy Services, LLC, a Delaware limited liability company of which the Company is the sole managing member (“Ranger LLC”), their respective interests in Ranger Energy Services, LLC, a Delaware limited liability company (“Ranger Services”), and Torrent Energy Services, LLC, a Delaware limited liability company (“Torrent Services”), and in connection therewith have received shares of Class B common stock, par value $0.01, of the Company (“Class B Common Stock”), and (ii) Ranger Holdings II and Torrent Holdings II have contributed to Ranger LLC their respective interests in Ranger Services and Torrent Services, and in connection therewith have received shares of Class A common stock, par value $0.01, of the Company (“Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”);

WHEREAS, in connection with the transactions contemplated by the Master Reorganization Agreement, the Company has undertaken certain additional transactions to facilitate an underwritten public offering (the “IPO”) of shares of Class A Common Stock, including, among other things, the issuance of shares of Class A Common Stock to CSL Holdings II and shares of Class B Common Stock to CSL Opportunities II and Bayou as consideration for the termination of such parties’ existing loan arrangements with Ranger Services;

WHEREAS, the Certificate of Incorporation and Bylaws of the Company have been amended and restated to, among other things, provide that holders of Class A Common Stock and Class B Common Stock shall vote together as a single class (as so amended and restated, the “Certificate of Incorporation” and “Bylaws,” respectively); and

WHEREAS, in connection with, and effective upon, the completion of the IPO, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Bayou Directors” means Richard E. Agee, Brett T. Agee or any other person that may be designated by Bayou, in accordance with the terms hereof.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“CSL” means the CSL Stockholders and each of their respective Affiliates that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Equity Securities” means shares of Common Stock and membership interests in Ranger LLC.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and

(iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of.  The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

Section 1.2                                    Rules of Construction.

(a)                                 Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)                                 The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)                                  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II
GOVERNANCE MATTERS

Section 2.1                                    Designees.

(a)                                 Upon the closing of the IPO, the Board shall consist of eight directors, including Merrill A. Miller, Jr., Darron M. Anderson, Brett T. Agee, Richard E. Agee, William M. Austin, Charles S. Leykum, Vivek Raj and Krishna Shivram.

(b)                                 The Company and the Principal Stockholders shall take all Necessary Action to cause the Board to include members as follows:

(i)                                     For so long as CSL Beneficially Owns at least 50% of the outstanding shares of Common Stock, at least three of the directors of the Board shall be designees of CSL (each such director, a “CSL Director”), and at least two of the directors of the Board shall be Bayou Directors, unless (A) Bayou provides notice to CSL that Bayou no longer wishes to designate one or more Bayou Directors, (B) any Bayou director is otherwise unable to serve as a director of the Board or (C) Bayou ceases to own equity interests in Ranger Holdings I, in which case, CSL may make the nomination to fill any position vacated by Bayou, provided that nothing in this paragraph (i) of this Section 2.1 shall be construed to limit the right of CSL to nominate a number of such directors that is fewer than the number of directors CSL would be entitled to nominate pursuant to the Company’s Certificate of Incorporation, Bylaws or the Delaware General Corporation Law;

(ii)                                  For so long as CSL Beneficially Owns less than 50% but at least 30% of the outstanding shares of Common Stock, at least three of the directors of the Board shall be CSL Directors;

(iii)                               For so long as CSL Beneficially Owns less than 30% but at least 20% of the outstanding shares of Common Stock, at least two of the directors of the Board shall be CSL Directors; and

(iii)                               For so long as CSL Beneficially Owns less than 20% but at least 10% of the outstanding shares of Common Stock, at least one director of the Board shall be a CSL Director.

If CSL Beneficially Owns less than 10% of the outstanding shares of Common Stock, it shall not be entitled to designate a nominee.

In the event the size of the Board is increased or decreased at any time to other than eight (8) directors, CSL’s nomination rights under this Section 2.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

For the avoidance of doubt, the rights granted to CSL to designate members of the Board are additive to, and not intended to limit in any way, the rights that CSL or its Affiliates may have to nominate, elect or remove directors under the Company’s Certificate of Incorporation, Bylaws or the Delaware General Corporation Law.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all Necessary Action to effectuate the above shall include (A) including the persons designated pursuant to this Section 2.1(b) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein and (C) soliciting proxies or consents in favor thereof.  The Company is entitled to identify such individual as a CSL Director pursuant to this Agreement.

(c)                               At any time the members of the Board are allocated among separate classes of directors, (i) the CSL Directors shall be in different classes of directors to the extent practicable and (ii) CSL shall be permitted to designate the class or classes to which each CSL Director shall be allocated, expressly provided that if the Bayou Directors are on the Board, CSL shall nominate one of them to be in the class that is subject to re-election in the third year, or latest year of the separate classes.

(d)                                 CSL shall have the right to remove any CSL Director, except for the Bayou Directors (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company shall take all Necessary Action to cause such removal. For so long as Bayou maintains its rights for Bayou Directors to serve on the Board, Bayou shall have the right to remove any Bayou Director (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company shall take all Necessary Action to cause such removal.

(e)                                  So long as CSL Beneficially Owns at least 30% of the outstanding shares of Common Stock, the Company shall take all Necessary Action to cause any committee of the Board to include in its membership at least one CSL Director, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(f)                                   Nothing in this Section 2.1 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

(g)                                  In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by CSL or otherwise in accordance with the Company’s Certificate of Incorporation and Bylaws, as either may be amended or restated from time to time) of a CSL Director, CSL shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as CSL Directors immediately following the filling of such vacancy will not exceed the total number of persons CSL is entitled to designate pursuant to Section 2.1(b) on the date of such replacement designation.  The Company and the Principal Stockholders shall take all Necessary Action to cause such replacement CSL Director to become a member of the Board.

Section 2.2                                    Restrictions on Other Agreements.  No Principal Stockholder shall, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, holders of shares of Common Stock that are not parties to this Agreement or otherwise).

ARTICLE III
TRANSFERS OF EQUITY SECURITIES

Section 3.1                                    Ranger Holdings.  Any Transfer of Equity Securities by either Ranger Holdings I or Ranger Holdings II shall require the approval of each of such Principal Stockholders; provided, however, that any such Transfer by Ranger Holdings II made without a corresponding Transfer by Ranger Holdings I, with the amounts of such corresponding Transfers in proportion to such Principal Stockholders’ aggregate ownership of shares of Common Stock, shall further require the prior written approval of Bayou.

Section 3.2                                    Torrent Holdings.  Any Transfer of Equity Securities by either Torrent Holdings I or Torrent Holdings II shall require the approval of each of such Principal Stockholders. For the avoidance of doubt, no such Transfers by either Torrent Holdings I or Torrent Holdings II shall require the prior written approval of Bayou, and Bayou shall have no other rights pursuant to this Section 3.2.

ARTICLE IV
EFFECTIVENESS AND TERMINATION

Section 4.1                                    Effectiveness.  Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective.  However, to the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 4.2                                    Termination.  This Agreement shall terminate upon the earlier to occur of (a) such time as none of the Principal Stockholders Beneficially Own any shares of Common Stock and (b) the delivery of written notice to the Company by all of the Principal Stockholders requesting the termination of this Agreement.  Further, at such time as a particular Principal Stockholder no longer Beneficially Owns any shares of Common Stock, all rights and obligations of such Principal Stockholder under this Agreement shall terminate.

ARTICLE V
MISCELLANEOUS

Section 5.1                                    Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice).  Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)                                 If to the Company, to:

Ranger Energy Services, Inc.

800 Gessner Street, Suite 1000

Houston, TX 77024

Attention: Darron M. Anderson

E-mail: darron.anderson@rangerenergy.com

(b)                                 If to CSL, to:

1000 Louisiana Street, Suite 3850

Houston, TX 770002

Attention: General Counsel

E-mail: kent@cslenergy.com

(c)                                  If to Bayou, to:

Bayou Well Holdings Company, LLC

800 Gessner, Suite 1100

Houston, Texas 77024

Attn: Brett T. Agee

Section 5.2                                    Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.4                                    Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5                                    Further Assurances.  Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 5.6                                    Governing Law; Equitable Remedies.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.7                                    Consent To Jurisdiction.  With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8                                    Amendments; Waivers.

(a)                                 No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.9                                    Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Principal Stockholders may each assign any of its respective rights hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

RANGER ENERGY SERVICES, INC.

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

PRINCIPAL STOCKHOLDERS:

RANGER ENERGY HOLDINGS, LLC

By:
Name:
Title:

RANGER ENERGY HOLDINGS II, LLC

By:
Name:
Title:

TORRENT ENERGY HOLDINGS, LLC

By:
Name:
Title:

TORRENT ENERGY HOLDINGS II, LLC

By:
Name:
Title:

CSL ENERGY OPPORTUNITIES FUND II, L.P.

By:
Name:
Title:

CSL ENERGY HOLDINGS II, LLC

By:
Name:
Title:

BAYOU WELL HOLDINGS COMPANY, LLC

By:
Name:	Brett T. Agee
Title:	President and Chief Executive Officer

Signature Page to Stockholders’ Agreement